Contact:

Jenny Bruso
Director, Investor Relations
Universal Technical Institute, Inc.
(623) 445-9351

Universal Technical Institute Reports Record First Quarter 2010 Average Students, Revenues and
Earnings Per Share

PHOENIX, ARIZ. – Feb. 2, 2009 – Universal Technical Institute, Inc. (NYSE: UTI), the leading provider of automotive technician training, reported results for the three months ended Dec. 31, 2009. Net revenues for the first quarter ended Dec. 31, 2009 were $103.5 million, a 14.9 percent increase from $90.1 million for the first quarter of the prior year. Net income for the first quarter ended Dec. 31, 2009 was $9.3 million, or 38 cents per diluted share, as compared to net income of $2.3 million, or 9 cents per diluted share, for the first quarter of the prior year.

“We are pleased with our first quarter results as we achieved record average student enrollment of 18,782 students as well as record revenues and earnings per share for an individual quarter. Additionally, we achieved the highest net income for an individual quarter since fiscal 2006. Capacity utilization increased 900 basis points, helping us further leverage our fixed costs, and driving our operating margins up to 14.5%,” said Kimberly McWaters, president and chief executive officer.

Student Metrics

	Three Months Ended
	December 31,
	2009	2008	Growth
Total starts	3,850	3,319	16.0%
Average undergraduate full-time student enrollment	18,782	16,323	15.1%
End of period undergraduate full-time student enrollment	17,741	15,143	17.2%
Average capacity utilization	75.2%	66.2%	900bps

First Quarter Operating Performance
For the first quarter of fiscal 2010, net revenues were $103.5 million, a 14.9 percent increase from $90.1 million for last year’s first quarter. The increase in net revenues resulted from an increase in average full-time student enrollment and a decrease in tuition discounts. The increase in net revenues was partially offset by an increase of $1.4 million primarily related to tuition revenue and loan origination fees financed under the proprietary loan program which will be recognized as tuition revenue when such amounts have been collected. In addition, revenue related to certain manufacturer specific training programs decreased $1.7 million.

Educational services and facilities expense increased $1.2 million, or 2.5 percent, to $48.9 million for the three months ended Dec. 31, 2009, from $47.7 million for the three months ended Dec. 31, 2008. This increase was due to higher compensation and benefits expense related to an increase in the number of employees in the financial aid and other student support departments which was necessary to meet the needs of the growing student population.

Selling, general and administrative expense increased $0.7 million, or 1.9 percent to $39.5 million for the three months ended Dec. 31, 2009, from $38.8 million for the three months ended Dec. 31, 2008. The increase was due to increases in compensation and benefits expense related to the increase in sales force representatives, partially offset by a decrease in bad debt expense.

Operating income for the first quarter of fiscal 2010 was $15.1 million, compared to $3.6 million in the same period last year. Operating income margin for the first quarter of fiscal 2010 increased to 14.5% from 4.0% for the first quarter of fiscal 2009.

Liquidity
Cash, cash equivalents and investments totaled $97.2 million at Dec. 31, 2009, compared to $85.1 million at Sept. 30, 2009. At Dec. 31, 2009, shareholders’ equity totaled $118.2 million as compared to $106.7 million at Sept. 30, 2009. UTI did not make any share repurchases during the three months ended Dec. 31, 2009; however, there is $23.6 million available under the existing share repurchase program.

Cash flow provided by operations was $17.1 million for the three months ended Dec. 31, 2009, compared with $10.7 million for the three months ended Dec. 31, 2008. This increase is primarily attributable to the increase in net income and an increase in deferred revenue and income tax payable, partially offset by a decrease in accounts payable and accrued expenses.

Proprietary Loan Program
There is $30 million of credit authorized under the proprietary loan program. As of Dec. 31, 2009, UTI committed to provide loans to students for approximately $19.1 million and of that amount there was approximately $18.0 million in loans outstanding. At Dec. 31, 2008, there was approximately $5.1 million in loans outstanding. Since the inception of the program, we have not recognized revenue in the amounts of approximately $11.0 million and $7.0 million because collectability is not reasonably assured and due to the timing of student progression through their programs, respectively. We will recognize the revenue when such amounts are collected as payments are made on the loans.

Conference Call
Management of Universal Technical Institute will hold a conference call to discuss the fiscal 2010 first quarter results today at 7:00 a.m. Phoenix Time (9:00 a.m. Eastern Time). This call can be accessed by dialing 412-858-4600 or 800-860-2442. Investors are invited to listen to the call live at http://uti.investorroom.com/. Please access the web site at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will be available on the Investor Relations section of UTI’s Web site for 60 days or the replay can be accessed through Feb. 11, 2010 by dialing 412-317-0088 or 877-344-7529 and entering pass code 436889#.

About Universal Technical Institute
Universal Technical Institute, Inc. is the leading provider of post-secondary education for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. We offer undergraduate degree, diploma and certificate programs at 10 campuses across the United States, and manufacturer-specific training programs, both student paid at our campuses and manufacturer or dealer sponsored at dedicated training centers. Through our campus-based school system, we offer specialized post-secondary education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI). We routinely post important information about us on our investor relations web site at http://uti.investorroom.com/.

Safe Harbor Statement
All statements contained herein, other than statements of historical fact, could be deemed “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect our actual results include, among other things, changes to federal and state educational funding, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by UTI, increased investment in management and capital resources, the effectiveness of our recruiting, advertising and promotional efforts, changes to interest rates and unemployment, general economic conditions and other risks that are described from time to time in our public filings. Further information on these and other potential factors that could affect our financial results or condition may be found in our filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation to publicly update any forward-looking statements whether as a result of new information, future events, changes in expectations, any changes in events, conditions or circumstances, or otherwise.

Use of Non-GAAP Financial Information

This press release and the related conference call contain non-GAAP financial measures, which are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Management uses, and chooses to disclose to investors, these non-GAAP financial measures because (i) such measures provide an additional analytical tool to clarify our results from operations and help to identify underlying trends in its results of operations; (ii) as to the non-GAAP earnings measures, such measures help compare our performance on a consistent basis across time periods; and (iii) these non-GAAP measures are employed by the management in its own evaluation of performance and are utilized in financial and operational decision-making processes, such as budgeting and forecasting. Exclusion of items in our non-GAAP presentation should not be construed as an inference that these items are unusual, infrequent or non-recurring. Other companies, including other companies in the education industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure across companies.

(Tables Follow)

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)

	Three Months Ended
	December 31,
	2009	2008
	(In thousands, except per share amounts)
Net revenues	$103,522	$90,121
Operating expenses:
Educational services and facilities	48,927	47,742
Selling, general and administrative	39,539	38,790

Total operating expenses	88,466	86,532

Income from operations	15,056	3,589

Other income (expense):
Interest income	48	79
Interest expense	(4)	(12)
Other income	135	71

Total other income	179	138

Income before income taxes	15,235	3,727
Income tax expense	5,955	1,423

Net income	$9,280	$2,304

Earnings per share:
Net income per share – basic	$0.39	$0.09

Net income per share – diluted	$0.38	$0.09

Weighted average number of common shares outstanding
Basic	23,827	25,090

Diluted	24,176	25,462

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

		December 31,	September 30,
		2009	2009
		($’s in thousands)
Assets
Current assets:
Cash and cash equivalents		$61,838	$56,199
Investments, current portion		30,722	25,142
Receivables, net		14,070	14,892
Deferred tax assets		6,044	7,452
	Prepaid expenses and other current assets	11,218	10,480

	Total current assets	123,892	114,165
Investments, less current portion		4,653	3,806
Property and equipment, net		81,373	81,168
Goodwill		20,579	20,579
Other assets		3,571	3,633

Total assets		$234,068	$223,351

Liabilities and Shareholders’ Equity
Current liabilities:
	Accounts payable and accrued expenses	$37,236	$47,276
Deferred revenue		54,654	48,175
Accrued tool sets		4,532	4,276
Income tax payable		6,214	1,794
Other current liabilities		29	25

	Total current liabilities	102,665	101,546
Deferred tax liabilities		1,304	3,086
Deferred rent liability		5,589	5,593
Other liabilities		6,291	6,428

	Total liabilities	115,849	116,653

Commitments and contingencies
Shareholders’ equity:
	Common stock, $0.0001 par value, 100,000,000 shares authorized,
	28,710,607 shares issued and 23,840,381
	shares outstanding at December 31, 2009 and
	28,641,006 shares issued and 23,770,780
	shares outstanding at September 30, 2009	3	3
	Preferred stock, $0.0001 par value, 10,000,000 shares authorized,
	0 shares issued and outstanding	—	—
Paid-in capital		143,054	140,813
	Treasury stock, at cost, 4,870,226 shares at December 31, 2009
	and September 30, 2009	(76,506)	(76,506)
Retained earnings		51,668	42,388

	Total shareholders’ equity	118,219	106,698

Total liabilities and shareholders’ equity		$234,068	$223,351

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended
	December 31,
	2009	2008
	(In thousands)
Cash flows from operating activities:
Net income	$9,280	$2,304
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	4,372	4,371
Bad debt expense	1,495	2,084
Stock-based compensation	1,556	1,390
Deferred income taxes	(20)	(1,473)
Loss on disposal of property and equipment	16	121
Changes in assets and liabilities:
Receivables	(287)	2,336
Prepaid expenses and other current assets	(759)	(807)
Other assets	47	8
Accounts payable and accrued expenses	(9,264)	(3,310)
Deferred revenue	6,479	910
Income tax payable	4,060	2,647
Accrued tool sets and other current liabilities	260	15
Other liabilities	(118)	83

Net cash provided by operating activities	17,117	10,679

Cash flows from investing activities:
Purchase of property and equipment	(5,337)	(4,016)
Proceeds from disposal of property and equipment	-	5
Purchase of investments	(8,548)	—
Proceeds received upon maturity of investments	1,735	-
Net cash used in investing activities	(12,150)	(4,011)

Cash flows from financing activities:
Proceeds from issuance of common stock under employee plans	347	(17)
Payment of payroll taxes on stock-based compensation through shares withheld	(35)	-
Excess tax benefit from stock-based compensation	360	2
Net cash provided by (used in) financing activities	672	(15)

Net increase in cash and cash equivalents	5,639	6,653
Cash and cash equivalents, beginning of period	56,199	80,878

Cash and cash equivalents, end of period	$61,838	$87,531

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP FINANCIAL INFORMATION TO NON-GAAP FINANCIAL INFORMATION
(UNAUDITED)

	December 31,	September 30,
	2009	2009
	($’s in thousands)
Cash and cash equivalents	$61,838	$56,199
Investments, current portion	30,722	25,142
Investments, less current portion	4,653	3,806

Total cash, cash equivalents and investments	$97,213	$85,147

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